Exhibit 99.1

Press Release

Dated March 3, 2006

FOR IMMEDIATE RELEASE	CONTACT: Thomas J. Flournoy
Summit Bank Corporation	tflournoy@summitbk.com
(770)-454-0456

SUMMIT BANK CORPORATION ANNOUNCES CEO SUCCESSION PLAN

March 3, 2006 (Atlanta, Georgia). Summit Bank Corporation (NASDAQ: SBGA) (“Summit”) announced today that it has begun talks with an international search firm to assist in selecting a successor to Chief Executive Officer Pin Pin Chau, whose retirement is scheduled to take place in the first half of 2007. Carl Patrick, Chairman of the Board, said, “The Board is intent on ensuring a smooth transition of leadership and for this reason we have commenced the recruitment search more than a year in advance of Pin Pin’s retirement. Pin Pin is an extraordinary woman who has worked tirelessly to put Summit well on its path to achieve our goal of becoming the premier bank for owner-managed businesses. I am confident that, with her help, we will find a successor who will continue to embrace our collective vision and take us to the next level.”

Summit’s board of directors has formed a succession committee, and, as a member of that committee, Ms. Chau will participate in the selection process. She will remain in her present position until the transition process for her successor is complete.

Reflecting on her future plans, Mrs. Chau said, “My focus for this year will be to continue to give my very best to Summit so that I can have the satisfaction of leaving the organization I have come to love for more than a decade in the best shape it has ever been. I hope that after that, I would have the time I never seem to have for other priorities in my life. Summit is and will be in good hands because we have a cohesive management team, a vigorous board of directors, and employees who find it meaningful to live out our shared vision and mission on a daily basis.”

The Company’s wholly-owned subsidiary, The Summit National Bank, is an Atlanta-based community bank with full-service operations in the metropolitan areas of Atlanta, Georgia and the San Francisco Bay area of California, as well as a representative office in Shanghai, China. Summit also opened a loan production office in San Diego, California in January, 2006. Summit recently received approval from the Office of the Comptroller of the Currency (OCC) for the acquisition of the $112 million asset Concord Bank N. A. in Houston, Texas. That transaction is expected to close near the end of the first quarter or early in the second quarter of 2006.

Summit Bank Corporation’s common stock is listed on the Nasdaq National Market under the symbol SBGA.

This release contains certain forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Summit’s operations, markets and products. Without limiting the foregoing, the words “believes,” “anticipates,” “intends,” “expects” or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Summit’s assumptions, but that are beyond Summit’s control. These trends and events include (i) potential difficulties in identifying, recruiting or retaining a new chief executive officer; (ii) changes in the interest rate environment that may reduce margins, (ii) potential difficulties in completing or integrating the acquisition of Concord Bank or otherwise not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in regulatory requirements affecting Summit, (v) greater competitive pressures among financial institutions in Summit’s markets and (vi) greater loan losses than historic levels. Additional information and other factors that could affect future financial results are included in Summit’s filings with the Securities and Exchange Commission.

# # #